Exhibit 99.1



      Jacuzzi Brands Announces Second Quarter Financial Results


    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--May 18, 2004--Jacuzzi
Brands, Inc. (NYSE: JJZ):

    Q2 Fiscal 2004 vs. Q2 Fiscal 2003 Highlights

    --  Net Sales Up 17.3%

    --  Earnings Per Share At $0.08

    --  Interest Expense Declines By $1.7 Million

    --  Bath Sales Up 23.4%

    Jacuzzi Brands, Inc. (NYSE: JJZ) today announced financial results for the three months and the six months ended April 3, 2004 (see attached tables).

    SECOND QUARTER AND FIRST HALF CONSOLIDATED RESULTS

    Net Sales

    Net sales for the second quarter of fiscal 2004 increased 17.3% to $332.9 million from $283.8 million in the same period last year. Sales increased in each of the Company's three segments. Net sales in the second quarter of fiscal 2003 benefited from an $8.6 million technology license sale. Net sales in the second quarter of fiscal 2004 benefited from favorable fluctuations in currency exchange rates of $12.6 million.
    Net sales for the first half of fiscal 2004 rose 15.8% to $636.7 million from $549.7 million in the same period last year. Higher sales in the first half of fiscal 2004 were the result of increased sales in all segments. Net sales for the fiscal 2003 six month period included the technology license sale of $8.6 million. Net sales in the first half of fiscal 2004 benefited from favorable fluctuations in currency exchange rates of $21.7 million and an additional week of sales as 2004 is a 53 week year.

    Operating Income

    Operating income declined 31.6%, to $18.0 million in the second quarter of fiscal 2004 despite strong revenue growth in all segments and operational improvements in the Bath Products segment. The decline was partially the result of a $4.1 million charge for non-performing customer notes incurred as a result of financial difficulties encountered by several of the Company's Brazilian bath product distributors and because the second quarter of fiscal 2003 included the $8.6 million sale of the technology license.
    Second quarter 2004 and 2003 operating income includes restructuring charges totaling $3.0 million and $3.1 million, respectively. The second quarter 2004 charges primarily consist of a $2.2 million charge associated with the shut down of Eljer's Salem, OH cast iron plant and a $1.0 million charge for the downsizing of Eljer's Ford City, PA ceramic plant, net of minor charges to prior period restructuring estimates. The second quarter 2003 charge was related to restructuring and consolidation activities at the corporate headquarters and the Bath Products segment's headquarters.
    For the first half of fiscal 2004, operating income included restructuring charges of $5.7 million primarily related to the Salem, OH plant closure, Ford City, PA downsizing and shared services margin improvement projects. Additionally, $1.9 million of costs were incurred in connection with the bankruptcy of a domestic distributor and staffing reductions in Brazil that were recorded in the first quarter of fiscal 2004.
    Operating income in the second quarter and first half of fiscal 2004 benefited from favorable fluctuations in currency exchange rates of $0.7 million and $1.8 million, respectively.

    Interest Income and Expense

    Interest expense for the second quarter and first half of fiscal 2004 declined by $1.7 million and $7.1 million, respectively, from the comparable prior year periods. The lower interest expense reflects the reduction in debt resulting from the restructuring and refinancing in fiscal 2003. Net debt (notes payable of $22.6 million and current and long term debt of $32.7 million and $450.0 million, respectively, less cash and cash equivalents of $26.8 million) as of March 31, 2004 was $478.5 million, a 3.1% increase from December 31, 2003 due to seasonal increases for working capital requirements.
    Interest income of $3.0 million in the second quarter of fiscal 2004 benefited from $2.5 million of interest received from the IRS related to a prior audit settlement.

    Other Income/ (Expense), Net

    The second quarter and the first half of fiscal 2004 include non-operating gains of $2.4 million and $3.3 million, respectively, related to cash settlements and sales of non-operating assets. The second quarter and first half of fiscal 2003 include $1.6 million and $2.0 million, respectively, of professional fees associated with the restructuring of the Company's debt. The first half of fiscal 2003 also includes a $3.4 million gain from the sale of a non-operating asset.

    Income from Continuing Operations

    The second quarter of fiscal 2004 income from continuing operations of $5.9 million or $0.08 per diluted share was relatively flat compared to the same quarter of last year. The second quarter of fiscal 2003 benefited from the technology sale ($8.6 million or $5.2 million after tax). The second quarter of fiscal 2004 was impacted by the write-off of the non-performing Brazilian notes ($4.1 million or $2.5 million after tax), the restructuring charges primarily related to the Salem, OH closure and the Ford City, PA downsizing ($3.0 million or $1.8 million after tax), the benefit of the IRS interest income payment ($2.5 million or $1.5 million after tax) and the gain on the settlement of the non-operating assets ($2.4 million or $1.5 million after tax). The same quarter in fiscal 2003 also included the corporate restructuring charge ($3.1 million or $1.9 million after tax) and professional fees associated with the restructuring of the Company's debt ($1.6 million or $1.0 million after tax).
    The first half of fiscal 2004 income from continuing operations of $9.9 million or $0.13 per diluted share was $10.1 million or $0.13 per diluted share below the respective amounts for same period last year. In addition to the benefit from the technology sale, the six months of fiscal 2003 benefited from a $13.6 million tax benefit recorded in the first quarter of that year. The tax benefit was the result of an audit settlement with the IRS. The first half of fiscal 2004 was impacted by the write-off of the non-performing Brazilian notes ($4.1 million or $2.5 million after tax), the restructuring charges largely related to the Salem, OH closure and the Ford City, PA downsizing ($5.7 million or $3.5 million after tax), the benefits from the IRS interest income payment ($2.5 million or $1.5 million after tax) and the gain on the settlement of non-operating assets ($3.3 million or $2.0 million after tax). The same period in fiscal 2003 included the corporate restructuring charge ($3.1 million or $1.9 million after tax), professional fees associated with the restructuring of the Company's debt ($2.0 million or $1.2 million after tax) and a gain from the sale of a non-operating property ($3.4 million or $2.1 million after tax).
    Excluding the restructuring charges, the write-off of the Brazilian notes, the non-operating gains, and the interest income from the IRS in fiscal 2004 and the technology sale, the restructuring charges, gain from the sale of a non-operating property, cost to restructure the Company's debt and the $13.6 million tax benefit received in fiscal 2003, adjusted income from continuing operations and diluted earnings per share from continuing operations for the second quarter and first half of fiscal 2004 and the comparable prior year periods would have shown year-over-year improvements as indicated in the attached computation of adjusted net income from continuing operations.
    The year-over-year improvement in adjusted income from continuing operations for both the second quarter and the first half of fiscal 2004 is the result of revenue growth in all segments and operational improvements in the Bath Products segment. In addition, the Bath Products segment benefited from favorable currency exchange rates. Higher raw material costs in the Plumbing Products segment and costs incurred as a result of the rollout of the new e2 model vacuum cleaner system in the Rexair segment negatively impacted the year-over-year comparisons.

    Net Income

    Net income for the second quarter of fiscal 2004 was $5.9 million, or $0.08 per diluted share, compared to a net loss of $33.4 million, or $0.45 per diluted share, in the same period last year. Net income for the second quarter of fiscal 2003 included a loss from discontinued operations of $39.1 million, or $0.53 per diluted share. Net income for the first half of fiscal 2004 was $9.3 million, or $0.12 per diluted share, versus a net loss of $19.9 million, or $0.27 per diluted share, in the comparable prior year period. Net income for the first half of fiscal 2004 and 2003 included a loss from discontinued operations of $0.6 million and $39.9 million, or $0.01 and $0.53 per diluted share, respectively.

    SEGMENT RESULTS

    Bath Products


                                      3 Months Ended   6 Months Ended
                                      --------------------------------
                                      3/31/04 3/31/03 3/31/04 3/31/03
                                      --------------------------------
                                        (in millions)   (in millions)
Sales                                  $232.3  $188.2  $444.3  $367.3
Operating Income                         $2.5    $5.4    $8.5    $7.7
Capital Expenditures                     $2.9    $1.8    $5.2    $4.1
Depreciation & Amortization              $3.8    $3.5    $7.4    $6.9



    The 23% and 21% year-over-year growth for the second quarter and first half of fiscal 2004, respectively, reflected sales growth in the U.S., U.K. and Europe of bath and spa products. Favorable currency exchange rates contributed $12.6 million and $21.7 million to the total increase in Bath Products sales for the second quarter and first half of fiscal 2004, respectively.
    Strong revenue growth was offset by the $4.1 million charge for non-performing notes from the Brazilian bath product distributors, the $2.2 million restructuring charge associated with the shut down of Eljer's Salem, OH cast iron plant and the $1.0 million restructuring charge associated with the downsizing of Eljer's Ford City, PA ceramic plant.
    The Company increased its bad debt reserves by $4.1 million related to financial difficulties encountered by several Brazilian bath product distributors and have taken over sales responsibility for the Brazilian home center channel. We expect this action to result in improved sales, margins and customer service for this segment as we are now directly in control of sales into this channel.
    The Salem plant closure is on schedule and will cease production at the end of this month. We announced a plan to downsize Eljer's Ford City, PA plant and the elimination of approximately 200 positions at the plant in the second quarter of fiscal 2004. We recorded a $1.0 million restructuring charge in the second quarter of fiscal 2004 for pension and post-retirement benefit curtailments associated with the elimination of these positions. We expect to complete the Ford City downsizing by the end of fiscal 2004. Over the next two quarters, the Company expects to incur approximately $7.2 million ($4.4 million after tax) or $0.06 per diluted share in additional charges related to the Salem and Ford City actions. The total fiscal 2004 restructuring cost for the Salem, Ford City and the shared services initiatives are expected to be approximately $12.9 million ($7.9 million net of taxes), or $0.11 per diluted share, with the benefits of these actions starting in fiscal 2005.
    Each of these actions is part of the Company's previously announced plans to improve margins in the Bath Products segment in general and the Eljer division specifically by eliminating high cost manufacturing through lower cost sourcing and improving customer service.
    In addition, litigation with the former owners of the Sundance Spas business has resulted in a judgment of approximately $5.1 million in the Company's favor. The favorable financial impact of the judgment of $3.9 million has not been included in the results of the Company's operations as it is subject to a potential appeal. This legal action resulted in the Company incurring litigation expense of $0.4 million and $1.0 million, respectively, in the second quarter and the first half of fiscal 2004.

    Plumbing Products



                                       3 Months Ended  6 Months Ended
                                      --------------------------------
                                      3/31/04 3/31/03 3/31/04 3/31/03
                                      --------------------------------
                                        (in millions)   (in millions)
Sales (1)                               $71.4   $69.2  $138.5  $129.9
Operating Income (1)                    $12.1   $19.3   $24.4   $30.6
Capital Expenditures                     $0.9    $0.2    $1.6    $0.3
Depreciation & Amortization              $1.2    $1.3    $2.5    $2.6


(1) Fiscal 2003 results include an $8.6 million gain on sale of technology license.



    Sales in the Plumbing Products segment increased $2.2 million (3.2%) and $8.6 million (6.6%) in the second quarter and the first half of fiscal 2004, respectively, as compared to the same prior year periods, despite a continued weakness in the U.S. commercial and institutional construction markets. Comparisons to the prior year are affected by $8.6 million in sales recognized in the second quarter of fiscal 2003 upon the granting of a license for certain technology that had been the subject of patent litigation. Sales increased across all product lines due to effective marketing and product innovation efforts. These strong results allowed the Company to more than offset the escalating costs associated with scrap iron and steel. These commodity markets continue to put margin pressure on the Company. The Company is, however, proactively managing its procurement activities and finished product pricing to offset these margin pressures, although there is a degree of time lag in the effectiveness of these efforts.

    Rexair



                                       3 Months Ended  6 Months Ended
                                      --------------------------------
                                      3/31/04 3/31/03 3/31/04 3/31/03
                                      --------------------------------
                                        (in millions)   (in millions)
Sales                                   $29.2   $26.4   $53.9   $52.5
Operating Income                         $6.7    $6.4   $12.7   $12.2
Capital Expenditures                     $0.1    $0.6    $0.9    $1.0
Depreciation & Amortization              $0.8    $1.1    $1.6    $2.1



    Higher sales for the second quarter of fiscal 2004 were primarily due to the launch of the new e2 RAINBOW(TM) vacuum cleaner system. The rollout of this new e2 model was completed during the second quarter of fiscal 2004.
    Operating income in the second quarter and first half of fiscal 2004 increased by $0.3 million and $0.5 million, respectively, as compared with the same periods in the prior year. The increases in operating income associated with the increased sales in the second quarter and first half of fiscal 2004 were partially offset by additional costs associated with the rollout of the e2 RAINBOW(TM) vacuum cleaner system and by higher sourcing costs pertaining to the new model design. During fiscal 2003, an inventory reduction program was in place that negatively impacted operating income by approximately $0.3 million in the second quarter and $1.0 million in the first half of that year.

    CORPORATE EXPENSES

    Corporate expenses decreased by $1.5 million to $3.3 million in the second quarter of fiscal 2004 and increased by $2.0 million to $7.9 million in the first half of fiscal 2004 as compared to the same periods of the prior year. These comparisons were impacted by the $3.1 million restructuring charge in the second quarter of fiscal 2003 related to the restructuring and consolidation of the corporate headquarters and the relocation and consolidation of the Jacuzzi Walnut Creek, CA headquarters into the Company's principal offices in West Palm Beach, FL. Corporate expenses in the second quarter and first half of fiscal 2004 reflect reductions in pension income due to a lower discount rate, costs associated with Sarbanes-Oxley compliance, an increase in consulting fees and an increase in personnel costs reflecting the Company's new operating company organization.

    COMMENT AND OUTLOOK

    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, Inc., stated, "We are pleased with the results of the second quarter, which demonstrated the continuing strength of our Plumbing and Rexair segments, and the success that we are achieving in top line growth at our Bath Products business. At the same time, we continue to make progress against our action plan for margin improvement in the Bath Products segment, in cleaning up the various legacy issues associated with the divestiture plan completed in 2003, as well as the reorganization of our operating structure. Although there are a variety of special events in the quarter and the first half of the fiscal year that serve to distract from what was otherwise solid progress against our action plan, we believe that there is good visibility to the year-over-year improvements and to the actions that will further enhance our future profitability."
    Mr. Clarke concluded, "Excluding the restructuring charges of $0.11 per share primarily incurred at Eljer and in connection with the shared services operations, we are raising our guidance of full year earnings per share to $0.52 (or $0.41 per share including restructuring charges) which includes the net benefit from the interest income on the tax settlement, the non-operating gains and the write-off of the Brazilian notes."

    CONFERENCE CALL

    The Company will host a conference call on May 18, 2004 at 11:00am (Eastern Daylight Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2895594" and the leader's name is David Clarke. A replay of the call will be available through June 17, 2004 by calling (402) 220-3015. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com and institutional investors can access the call via CCBN's password protected event management site, Street Events at www.streetevents.com, through June 17, 2004.

    ABOUT JACUZZI BRANDS, INC.

    Jacuzzi Brands, Inc. is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), SANITAN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2004 and in future years to differ materially from those expressed in this press release.

    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted income from continuing operations, adjusted earnings per share from continuing operations and the forecasted earnings per share are non-GAAP financial measures, which exclude certain charges and gains. Items excluded from income from continuing operations to arrive at adjusted income from continuing operations include, but are not limited to, one time technology sales, asset impairments, restructuring, severance, note write-downs not related to current operations refinancing, tax benefits and other non-operating gains and charges, net of tax. Restructuring charges are excluded from earnings per share to arrive at forecasted earnings per share. Adjusted income from continuing operations and related per share information, along with forecasted earnings per share, are key measures used by management to evaluate its operations. Management does not consider the items excluded to be normal operating costs/gains and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted income from continuing operations, adjusted earnings per share from continuing operations, and the forecasted earnings per share should not be considered measures of financial performance in isolation or as an alternative to income (loss) from continuing operations, net income (loss), or earnings per share from continuing operations as determined in the Statements of Income in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from income from continuing operations, earnings per share from continuing operations and the forecasted earnings per share are significant components in understanding and assessing financial performance.




                         Jacuzzi Brands, Inc.
              Condensed Consolidated Statements of Income
                 (in millions, except per share data)
                              (unaudited)

                           Three Months Ended       Six Months Ended
                                March 31,               March 31,
                         ---------------------------------------------
                           2004          2003     2004         2003
                         ---------------------------------------------
                                      (restated)            (restated)
Net sales                $332.9          $283.8   $636.7      $549.7
Operating costs and
 expenses:
 Cost of products sold    234.8           192.9    446.5       377.8
 Selling, general and
  administrative expenses  77.1            61.5    146.8       124.2
 Restructuring charges      3.0             3.1      5.7         3.1
                         ---------------------------------------------

Operating income           18.0            26.3     37.7        44.6

Interest expense          (12.5)          (14.2)   (25.5)      (32.6)
Interest income             3.0             0.3      3.5         0.9
Other income (expense),
 net                        1.1            (3.1)     0.4        (2.5)
                         ---------------------------------------------

Income before income
 taxes                      9.6             9.3     16.1        10.4

(Provision for) benefit
 from income taxes         (3.7)           (3.6)    (6.2)        9.6
                         ---------------------------------------------

 Income from continuing
  operations                5.9             5.7      9.9        20.0
                         ---------------------------------------------

Discontinued operations:
 Income (loss) from
  operations (net of tax
  provision of $0.5 for
  the three months ended
  March 31, 2003 and
  tax benefit of $0.2
  for the six months
  ended March 31, 2004)       -            0.8      (0.6)          -
 Impairment loss (net of
  tax benefit of $6.5)        -          (39.9)        -       (39.9)
                         ---------------------------------------------
 Loss from discontinued
  operations                  -          (39.1)     (0.6)      (39.9)
                         ---------------------------------------------

      Net income (loss)    $5.9         $(33.4)     $9.3      $(19.9)
                         =============================================

Basic income (loss)  per
 share:
Continuing operations     $0.08          $0.08     $0.13       $0.26
Discontinued operations       -          (0.53)    (0.01)      (0.53)
                         ---------------------------------------------
                          $0.08         $(0.45)    $0.12      $(0.27)
                         =============================================

Diluted income (loss) per
 share:
Continuing operations     $0.08          $0.08     $0.13       $0.26
Discontinued operations       -          (0.53)    (0.01)      (0.53)
                         ---------------------------------------------
                          $0.08         $(0.45)    $0.12      $(0.27)
                         =============================================


                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)

                                                     March   September
                                                       31,       30,
                                                      2004      2003
                                                  --------------------
                                                  (unaudited)
       ASSETS

Current assets:
 Cash and cash equivalents                             $26.8    $31.2
 Trade receivables, net                                241.0    229.6
 Inventories                                           192.4    165.0
 Deferred income taxes                                  16.4     15.5
 Assets held for sale                                    3.0     16.8
 Other current assets                                   23.9     30.1
                                                  --------------------

       Total current assets                            503.5    488.2

Property, plant and equipment, net                     128.1    129.7
Pension assets                                         152.1    148.3
Insurance for asbestos claims                          160.0    160.0
Goodwill                                               288.7    283.1
Other intangibles, net                                  60.2     60.8
Other non-current assets                                48.9     66.7
                                                  --------------------
TOTAL ASSETS                                        $1,341.5 $1,336.8
                                                  ====================

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Notes payable                                         $22.6    $23.5
 Current maturities of long-term debt                   32.7     25.2
 Trade accounts payable                                103.0    102.3
 Income taxes payable                                   14.1     10.8
 Liabilities associated with assets held for sale          -      8.7
 Accrued expenses and other current liabilities        130.7    136.2
                                                  --------------------

   Total current liabilities                           303.1    306.7

Long-term debt                                         450.0    451.4
Deferred income taxes                                   19.3     26.2
Asbestos claims                                        160.0    160.0
Other non-current liabilities                          135.9    136.8
                                                  --------------------
   Total liabilities                                 1,068.3  1,081.1
Commitments and contingencies
Stockholders' equity                                   273.2    255.7
                                                  --------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY            $1,341.5 $1,336.8
                                                  ====================


                         Jacuzzi Brands, Inc.
       Computation Of Adjusted Income From Continuing Operations
                 (in millions, except per share data)

                                       3 Months Ended  6 Months Ended
                                           3/31/04         3/31/04
                                       --------------- ---------------
                                           $     EPS       $     EPS
                                       -------- ------ -------- ------
Income from continuing operations         $5.9  $0.08     $9.9  $0.13

  Restructuring charges, net of tax        1.8   0.03      3.5   0.05

  Brazilian note write-off, net of tax     2.5   0.03      2.5   0.03

  Interest income on tax settlement,
   net of tax                             (1.5) (0.02)    (1.5) (0.02)

  Non-operating asset gains, net of
   tax                                    (1.5) (0.02)    (2.0) (0.03)
                                       -------- ------ -------- ------
Adjusted income from continuing
 operations                               $7.2  $0.10    $12.4  $0.16
                                       ======== ====== ======== ======

                                       3 Months Ended  6 Months Ended
                                           3/31/03         3/31/03
                                       --------------- ---------------
                                           $     EPS       $     EPS
                                       -------- ------ -------- ------
Income from continuing operations         $5.7  $0.08    $20.0  $0.26

  Restructuring charges, net of tax        1.9   0.02      1.9   0.02

  Technology sale, net of tax             (5.2) (0.07)    (5.2) (0.07)

  Non-operating asset gain, net of tax       -      -     (2.1) (0.03)

  Cost to restructure debt, net of tax     1.0   0.01      1.2   0.02

  Tax benefit                                -      -    (13.6) (0.18)
                                       -------- ------ -------- ------
Adjusted income from continuing
 operations                               $3.4  $0.04     $2.2  $0.02
                                       ======== ====== ======== ======



    CONTACT: Jacuzzi Brands, Inc.
             Investor Relations:
             Diana Burton, 561-514-3850
             or
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608